Exhibit 99.1

Allarity Therapeutics Exceeds Nasdaq’s Minimum Equity Requirement;
Requests Voluntarily Withdrawal of Form S-1

-	Stockholders’ equity significantly surpasses the $2.5 million minimum required by Nasdaq

-	Company is to seek Nasdaq’s formal confirmation of compliance with equity requirements under the exchange’s Rule 5550(b)(1).

-	Company will submit a request to the SEC to withdraw Form S-1

Boston (May 6, 2024)—Allarity Therapeutics, Inc. (“Allarity” or the “Company”) (NASDAQ: ALLR), a clinical-stage pharmaceutical company dedicated to developing personalized cancer treatments, today announced that its stockholders’ equity is significantly above the $2.5 million minimum required by Nasdaq Listing Rule 5550(b)(1)(the “Equity Rule”). The Company is in the process of obtaining official written confirmation from Nasdaq, which will reinstate its full compliance with Nasdaq listing requirements.

In line with this progress, Allarity plans to formally request the Securities and Exchange Commission (the “SEC”) to withdraw its Registration Statement on Form S-1 (File No.: 333-275224), which was originally submitted to the SEC on October 30, 2023. This decision follows a thorough reassessment of the company’s financial position, reflecting the recent improvement in equity status.

Thomas Jensen, CEO of Allarity Therapeutics, stated, “I am confident in our ability to regain compliance with Nasdaq’s equity rule. Achieving this milestone not only aligns with our regulatory goals but also frees us to fully focus on advancing stenoparib, our leading asset. We are committed to revolutionizing the treatment landscape for advanced, recurrent ovarian cancer patients with this promising therapy, enhanced by our unique Drug Response Predictor, the DRP®, our dedicated companion diagnostic.”

The Company will disclose the updated equity amount in its forthcoming Form 10-Q as part of its routine financial disclosures. This Form 10-Q is expected to be filed on May 14, 2024, and will provide stockholders with detailed insights into the Company’s financial situation.

About the Drug Response Predictor – DRP® Companion Diagnostic

Allarity uses its drug-specific DRP® to select those patients who, by the gene expression signature of their cancer, are found to have a high likelihood of benefiting from a specific drug. By screening patients before treatment, and only treating those patients with a sufficiently high, drug-specific DRP score, the therapeutic benefit rate may be significantly increased. The DRP method builds on the comparison of sensitive vs. resistant human cancer cell lines, including transcriptomic information from cell lines combined with clinical tumor biology filters and prior clinical trial outcomes. DRP is based on messenger RNA expression profiles from patient biopsies. The DRP® platform has proven its ability to provide a statistically significant prediction of the clinical outcome from drug treatment in cancer patients dozens of clinical studies (both retrospective and prospective). The DRP platform, which can be used in all cancer types and is patented for more than 70 anti-cancer drugs, has been extensively published in the peer-reviewed literature.

Allarity Therapeutics, Inc.    |    24 School Street, 2nd Floor   |   Boston, MA  |   U.S.A.    |    NASDAQ: ALLR    |   www.allarity.com

About Allarity Therapeutics

Allarity Therapeutics, Inc. (NASDAQ: ALLR) is a clinical-stage biopharmaceutical company dedicated to developing personalized cancer treatments. The Company is focused on development of stenoparib, a novel PARP/Tankyrase inhibitor for advanced ovarian cancer patients, using its DRP® companion diagnostic for patient selection in the ongoing phase 2 clinical trial, NCT03878849. Allarity is headquartered in the U.S., with a research facility in Denmark, and is committed to addressing significant unmet medical needs in cancer treatment. For more information, visit www.allarity.com.

Follow Allarity on Social Media

LinkedIn: https://www.linkedin.com/company/allaritytx/

X: https://twitter.com/allaritytx

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the Form 10-Q filing deadline, receipt of official compliance confirmation from Nasdaq and submission of a S-1 withdrawal request to the SEC. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to the risk that the Company is not able to timely file its Form 10-Q, receive an official compliance confirmation from Nasdaq, or withdraw its Form S-1. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Form S-1 registration statement filed on April 17, 2024, and our Form 10-K annual report on file with the Securities and Exchange Commission (the “SEC”), available at the SEC’s website at www.sec.gov, and as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

###

Company Contact:

investorrelations@allarity.com

Media Contact:

Thomas Pedersen

Carrotize PR & Communications

+45 6062 9390

tsp@carrotize.com

Allarity Therapeutics, Inc.    |    24 School Street, 2nd Floor   |   Boston, MA  |   U.S.A.    |    NASDAQ: ALLR    |   www.allarity.com